Exhibit 10.33

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF MAGUIRE MACQUARIE OFFICE, LLC

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) is dated as of February 9, 2010, by and among MAGUIRE MO MANAGER, LLC, a Delaware limited liability company (the “Manager”), MAGUIRE MACQUARIE MANAGEMENT, LLC, a Delaware limited liability company (the “Asset Manager”), MACQUARIE OFFICE II LLC, a Delaware limited liability company (“MOF”), and MAGUIRE PROPERTIES, L.P., a Maryland limited partnership (“Maguire”).

W I T N E S S E T H

WHEREAS, the Manager, the Asset Manager, MOF and Maguire have entered into that certain Second Amended and Restated Limited Liability Company Agreement, dated as of November 30, 2007 (the “Agreement”), of Maguire Macquarie Office, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the parties desire to amend certain provisions of the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises hereof, and of the mutual promises, obligations and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. Representations and Warranties. Each of Maguire and MOF hereby represents and warrants to the other that, as of the date hereof, it has not received any written notice of any breach or default by the Company or any Project Level Entity with respect to any indebtedness of the Company or any Project Level Entity, other than with respect to the Quintana property.

Section 2. Major Decisions.

(a) The following clause (aa) is hereby added to Section 6.2 of the Agreement:

“(aa) (i) any voluntary filing by the Company or any Project Level Entity in any court pursuant to any statute of the United States or any state of a petition in bankruptcy or insolvency or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of the Company’s or such Project Level Entity’s property, (ii) the Company or any Project Level Entity making an assignment for or petition for or entering into an arrangement for the benefit of creditors, (iii) the Company or any Project Level Entity filing an answer consenting to or otherwise acquiescing in or joining in any involuntary filing against it, by any other Person under any statute of the United States or any state, of a petition in bankruptcy or insolvency or for a reorganization or soliciting or causing to be solicited creditors for any such involuntary petition, (iv) the Company or any Project Level Entity consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the Company, any Project Level Entity or any portion of any Project or (v) the Company or any Project Level Entity admitting, in writing or in any legal proceeding, its insolvency or inability to generally pay its debts as they become due.”

(b) The following clause (d) is hereby added to Section 6.3 of the Agreement:

“(d) Sections 6.2(aa) shall not be subject to the provisions of Sections 6.3(a), (b) or (c) of the Agreement. If at any time the Members disagree on the Major Decision requiring approval under Section 6.2(aa) (a “6.2(aa) Dispute”), and the disagreement is not resolved within 15 Business Days of both Members becoming aware of such 6.2(aa) Dispute, then a Member may send a Project Marketing Notice as provided in Section 9.3 of the Agreement (i) if the subject of the 6.2(aa) Dispute is a particular Project or Projects, then the Project Marketing Notice shall relate only to such Project or Projects, and (ii) if the 6.2(aa) Dispute relates to the Company, then the Project Marketing Notice may relate to any or all of the Projects.”

(c) The following clause (v) is hereby added to Section 9.3(a) of the Agreement:

“(v) either Member may be the Project Initiating Member at any time with respect to any Project pursuant to Section 6.3(d).”

Section 3. Indemnification.

(a) Section 6.17(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs, including, without limitation, any Claims relating to or arising out of any exceptions to non-recourse guarantees or environmental indemnities made by Maguire with respect to any indebtedness of the Company, any Project Level Entity or any Project. A Covered Person shall not be entitled to indemnification under this Section 6.17 with respect to (i) if the Covered Person is a Member, Manager or Asset Manager, any Claim by a Member, Manager or Asset Manager relating to a breach or violation of this Agreement; (ii) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence; or (iii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Management Committee. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 6.17. No Member shall be entitled to indemnification by the Company under this Section 6.17 when or if acting in a capacity with the Company as other than a Member, in which case, such right to indemnification shall be governed by an agreement, if any, between the Company and the Member. The provision of this Section 6.17 shall survive any termination of this Agreement, and any amendment to this Section 6.17 shall not reduce the Company’s obligations, with respect to any Claims based on any fact or circumstance arising prior to the date of such termination or amendment.”

(b) The following clause (c) is hereby added to Section 6.17 of the Agreement:

“(c) In the event that any litigation or arbitration is commenced in order to enforce the indemnification obligations under this Section 6.17, the unsuccessful party to such litigation or arbitration shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and experts fees incurred by the successful party therein.”

Section 4. Change of Control.

(a) Section 9.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Change of Control. Subject to Section 9.1(c), upon the Change of Control of a Member (the “Non-Initiating Member”), the other Member (the “Initiating Member”) shall have the option to either:

(i) send a Portfolio Marketing Notice to the Non-Initiating Member and, pursuant to the procedures set forth in Section 9.2, purchase the Non-Initiating Member’s Membership Interest, the Project Level Entities or the Projects; provided, however, that notwithstanding the provisions of Section 9.2(a)(ii), in such event, the Initiating Member may purchase less than all of the Non-Initiating Member’s Membership Interest for a purchase price proportionate to that determined in accordance with Section 9.2(a)(ii) with respect to the Non-Initiating Member’s entire Membership Interest; or

(ii) elect to be deemed to have received a Project Marketing Notice from the Non-Initiating Member and pursuant to the procedures set forth in Section 9.3, purchase one or more of the Project Level Entities or Projects.

Notwithstanding the provisions of Section 9.2(a)(iii) and the penultimate sentence of clause (a) of Section 9.3, in the event that the Initiating Member does not elect to purchase all or a portion of the Non-Initiating Member’s Membership Interest nor any of the Projects, none of the Projects shall be marketed to third parties. The Initiating

Member shall be required to consummate the transactions contemplated by this Section 9.1(b) within six (6) months of exercising its election under either clause (i) or clause (ii) of this Section 9.1(b).”

(b) The following clause (c) is hereby added to Section 9.1 of the Agreement:

“(c) Notwithstanding anything to the contrary contained in Section 7.3(c) or Section 9.1(b):

(i) In the event that either Member (the “COC Member”) proposes to enter into, or effects, any bona fide transaction that involves a Change of Control of such Member (a “COC Transaction”), the COC Member shall deliver Notification (a “COC Notice”) to the other Member (the “Non-COC Member”) either (x) at any time prior to the consummation of the COC Transaction (including any time prior to entering into a definitive agreement therefor), or (y) within three Business Days after the consummation of the COC Transaction. The COC Notice shall request the Non-COC Member’s consent to the COC Transaction and in connection therewith, shall provide a description of all material terms of the COC Transaction, including: (A) the names of all of the entities involved in the COC Transaction, (B) the biographical information of the acquirer’s relevant management team, (C) the form of the transaction (but not the price or consideration to be paid), (D) the acquirer’s plans for the affected entity after the closing of such COC Transaction, and (E) the acquirer’s intention with respect to the Company.

(ii) The Non-COC Member may at its option send a Notification (a “COC Response”) to the COC Member indicating its election to either:

(A) consent to the COC Transaction; or

(B) withhold its consent to the COC Transaction (provided, that the Non-COC Member’s consent shall not be unreasonably withheld or delayed), in which case the Non-COC Member must specify in such COC Response (x) its basis for withholding consent and (y) which option under Section 7.3(c) or Section 9.1(b) it elects to exercise upon the occurrence of such Change of Control.

(iii) If the Non-COC Member fails to send a COC Response (A) within fifteen (15) Business Days after its receipt of a COC Notice delivered prior to consummation of the COC Transaction, or (B) within 30 calendar days after its receipt of a COC Notice delivered after consummation of the COC Transaction, then the Non-COC Member shall be deemed to have consented to the COC Transaction pursuant to Section 9.1(c)(ii)(A).

(iv) If the Non-COC Member consents (or, under Section 9.1(c)(iii), is deemed to have consented) to the COC Transaction pursuant to Section 9.1(c)(ii)(A), then such Non-COC Member shall not be entitled to exercise any option under Section 7.3(c) or Section 9.1(b) upon the occurrence of such COC Transaction. If the Non-COC Member timely elects to withhold its consent to the COC Transaction, then such Non-COC Member shall be bound by its election pursuant to Section 9.1(c)(ii)(B)(y). The Non-COC Member's election pursuant to Section 9.1(c)(ii)(B)(y) shall be deemed made (x) if a COC Notice is delivered prior to consummation of the COC Transaction, upon the occurrence of such COC Transaction, or (y) if a COC Notice is delivered after consummation of the COC Transaction, upon delivery of the Non-COC Member's COC Response. If the Non-COC Member has elected to withhold its consent to the COC Transaction, and has elected to exercise an option under Section 9.1(b), and the Non-COC Member needs third-party financing to consummate such transaction, the Non-COC Member may specify in its COC Response that it has elected to make the closing of such purchase contingent upon its obtaining such third-party financing and including the amount and terms thereof. If the Non-COC Member includes a financing condition in its COC Response, it shall use good faith commercially reasonable efforts to obtain the described financing. If, despite such efforts, the Non-COC Member is unable to obtain the described financing in time to complete the purchase in accordance with the requirements of Section 9.1(b), then the Non-COC Member shall have an additional period of up to 60 days to obtain such financing without being in default. The Non-COC Member shall then continue to use good faith commercially reasonable efforts to obtain the described financing, but if it fails to obtain such financing after such extended period of time, it will not be obligated to complete the purchase in accordance with Section 9.1(b), and shall not be in breach of this Agreement.

(v) For the avoidance of doubt, any consent granted under Section 9.1(c)(ii)(A) shall constitute a waiver by the Non-COC Member of the right to dissolve the Company pursuant to Section 7.3 following a Change of Control resulting from the consummation of the applicable COC Transaction.”

Section 5. Definitions. Capitalized terms used by not defined herein shall have the meanings given thereto in the Agreement.

Section 6. Agreement in Full Force and Effect. The Agreement is hereby amended as expressly provided by the provisions hereof with respect to the subject matter set forth herein. No other amendment to the Agreement is made, or implied to be made, and the Agreement otherwise shall remain in full force and effect in accordance with its terms.

Section 7. Counterparts. For the convenience of the Manager, the Asset Manager and the Members, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

Section 8. Governing Law. This Amendment shall be interpreted and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

Maguire Member:	MAGUIRE PROPERTIES, L.P., a Maryland limited partnership

	By:	Maguire Properties, Inc., a Maryland corporation, its general partner

	By:	/s/ JONATHAN L. ABRAMS
	Name:	Jonathan L. Abrams
	Its	Senior Vice President and General Counsel

Macquarie Member:	MACQUARIE OFFICE II LLC, a Delaware limited liability company

	By:	Macquarie Office (US) Corporation, a Maryland corporation, its member

		By:	/s/ PAUL SORENSEN
		Name:	Paul Sorensen
		Its	President

		By:	/s/ MARK MULLEN
		Name:	Mark Mullen
		Its	Vice President

	By:	Macquarie Office (US) No 2 Corporation, a Minnesota corporation, its member

		By:	/s/ PAUL SORENSEN
		Name:	Paul Sorensen
		Its	President

		By:	/s/ MARK MULLEN
		Name:	Mark Mullen
		Its	Vice President

Manager:	MAGUIRE MO MANAGER, LLC, a Delaware limited liability company

	By:	Maguire Properties Services, Inc., a Maryland corporation, its sole member

		By:	Maguire Properties, L.P., a Maryland limited partnership, its sole member

			By:	Maguire Properties, Inc., a Maryland corporation, its general partner

				By:	/s/ JONATHAN L. ABRAMS
				Name:	Jonathan L. Abrams
				Its	Senior Vice President and General Counsel

Asset Manager:	MAGUIRE MACQUARIE MANAGEMENT, LLC, a Delaware limited liability company

	By:	Maguire MO Manager, LLC, a Delaware limited liability company, its manager

		By:	Maguire Properties Services, Inc., a Maryland corporation, its sole member

			By:	Maguire Properties, L.P., a Maryland limited partnership, its sole member

				By:	Maguire Properties, Inc., a Maryland corporation, its general partner

					By:	/s/ JONATHAN L. ABRAMS
					Name:	Jonathan L. Abrams
					Its	Senior Vice President and General Counsel